Exhibit 99.1

Press Release

Salt Lake City, Utah -- Thursday, October 25, 2012 -- Richfield Oil & Gas Company Announces Amendments to its Articles of Incorporation

Richfield Oil & Gas Company (the “Company”) today announced that its Board of Directors approved an amendment to the Company’s Articles of Incorporation to, among other things, effect a reverse stock split of the Company’s outstanding Common Stock at an exchange ratio of 1-for-10, decrease the number of authorized shares of Common Stock to 250,000,000, and clarify and amend certain language in Article V (Directors) and Article VII (Indemnification). The Board also authorized the filing of a Certificate of Amendment to effect such amendments with the Secretary of State of the State of Nevada on October 23, 2012 (the “Certificate of Amendment”). The amendments to the Company’s Articles of Incorporation set forth in the Certificate of Amendment were authorized by the Company’s stockholders at a special meeting held on October 19, 2012.

The Certificate of Amendment provides that it is effective as of 8:00 a.m., Pacific Time, on October 23, 2012, at which time every ten (10) shares of issued and outstanding Common Stock will be automatically combined into one (1) issued and outstanding share of the Common Stock, without any change in the par value per share. The Company will not issue fractional shares in connection with the reverse stock split. Holders of the Common Stock will be entitled to receive from the Company’s transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number.

About Richfield Oil & Gas Company

Richfield Oil & Gas Company is a Salt Lake City, Utah based publicly-held independent oil and gas company engaged in the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. The Company’s core areas include Central Utah where the Company is participating in over 30,000 gross acres. Of the 30,000 acres, the Company is the operator of approximately 10,000 acres through its subsidiary Hewitt Operating, Inc. The Company has further exposure to low risk development drilling for oil and natural gas in the Central Kansas Uplift Project where the Company focuses principally on optimizing production in its oil projects where it leases approximately 3,000 acres.